Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ADMA Biologics, Inc. on Form S-8 of our report, dated March 12, 2020 with respect to the consolidated financial statements of ADMA Biologics, Inc. and subsidiaries as of December 31, 2019 and 2018 and for the years then ended and our report dated March 12, 2020 with respect to the effectiveness of internal control over financial reporting of ADMA Biologics, Inc. and subsidiaries as of December 31, 2019, included in the Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2019.

/s/ CohnReznick LLP

Roseland, New Jersey

April 13, 2020